EXHIBIT 1.2

Ohio Casualty Corporation

Debt Securities

Pricing Agreement

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

World Financial Center

250 Vesey Street

North Tower - 5th Floor

New York, New York 10281

June 24, 2004

Ladies and Gentlemen:

Ohio Casualty Corporation, an Ohio corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated June 24, 2004 (the “Underwriting Agreement”), between the Company on the one hand and Citigroup Global Markets Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the addresses of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

Ohio Casualty Corporation

By:	/s/ Michael A. Winner
	Name:	Michael A. Winner
	Title:	Executive Vice President and Chief Financial Officer

Accepted as of the date hereof:

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Scott Littlejohn
(Citigroup Global Markets Inc.)

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

By:	/s/ Dan Luckshire
(Merrill Lynch, Pierce, Fenner & Smith Incorporated)

On behalf of each of the Underwriters

SCHEDULE I

Underwriter	Principal Amount of Designated Securities to be Purchased
Citigroup Global Markets Inc.	$40,000,000
Goldman, Sachs & Co.	70,001,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	70,001,000
Banc of America Securities LLC	6,666,000
ING Financial Markets LLC	6,666,000
KeyBanc Capital Markets, a Division of McDonald Investments Inc.	6,666,000

Total:	$200,000,000

SCHEDULE II

Title of Designated Securities:

7.30% Senior Notes due 2014

Aggregate principal amount:

$200,000,000

Price to Public:

99.67% of the principal amount of the Designated Securities, plus accrued interest, if any, from June 29, 2004

Purchase Price by Underwriters:

99.02% of the principal amount of the Designated Securities, plus accrued interest, if any, from June 29, 2004

Form of Designated Securities:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

Federal (same day) funds

Time of Delivery:

10:00 a.m. (New York City time), June 29, 2004

Indenture:

Indenture dated as of May 9, 2003 between the Company and Citibank, N.A., as trustee, as supplemented by the First Supplemental Indenture, dated as of June 29, 2004

Maturity:

June 15, 2014

Interest Rate:

7.30%

Interest Payment Dates:

Each June 15 and December 15, commencing December 15, 2004.

Redemption Provisions:

The Designated Securities will be redeemable at the option of the Company, in whole at any time or in part from time to time (a “Redemption Date”), at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Designated Securities to be redeemed and (ii) an amount equal to the sum of the present values of the remaining scheduled payments for principal of and interest on the Designated Securities, not including any portion of the payments of interest accrued as of such Redemption Date, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points; plus, in each case, accrued and unpaid interest on the Designated Securities to such Redemption Date.

Sinking Fund Provisions:

No sinking fund provisions

Defeasance provisions:

In accordance with the terms of the Indenture

Closing location for delivery of Designated Securities:

LeBoeuf, Lamb, Greene & MacRae, L.L.P.

125 W 55th St.

New York, New York 10019

Names and addresses of Representatives:

Designated Representatives:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Address for Notices, etc.:	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013

Goldman, Sachs & Co. 85 Broad Street New York, New York 10004

Merrill Lynch, Pierce, Fenner & Smith Incorporated World Financial Center 250 Vesey Street North Tower - 5th Floor New York, New York 10281